Exhibit 10.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

CO-PROMOTION AGREEMENT

by and between

G1 THERAPEUTICS, INC.

and

BOEHRINGER INGELHEIM PHARMACEUTICALS, INC.

June 29, 2020

CO-PROMOTION AGREEMENT

This Co-Promotion Agreement (“Agreement”) is entered into and dated as of June 29, 2020 (the “Effective Date”) by and between G1 Therapeutics, Inc., a Delaware corporation, with offices at 700 Park Offices, Research Triangle Park, NC 27709 (“G1”), and Boehringer Ingelheim Pharmaceuticals, Inc., a Delaware corporation, with offices at 900 Ridgebury Road, Ridgefield, CT 06877 (“BI”). G1 and BI are each referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, G1 is a clinical-stage biopharmaceutical company, engaging in the discovery, development, and commercialization of small molecule therapeutics for the treatment of patients with cancer and owns or otherwise controls certain intellectual property rights, preclinical and clinical data and regulatory filings, and other information and know-how related to Trilaciclib (defined below), which is the subject of an NDA submission with the FDA for the prevention of chemotherapy-induced myelosuppression in small cell lung cancer (“SCLC”) patients with the potential for early approval and launch that may occur as early as [***];

WHEREAS, BI is a leading pharmaceutical company in the business of researching, developing, manufacturing and marketing novel treatments for human medicine, including through collaboration agreements;

WHEREAS, the Parties believe that it would be mutually beneficial to collaborate on promotional activities for the Product (defined below) and, accordingly, G1 desires to appoint BI as a co-exclusive promoter for Product within the Field, within the Territory, and BI desires to accept such appointment and conduct such activities, for Product within the Field, within the Territory;

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

Unless otherwise defined in this Agreement, the following terms shall have the meanings provided hereunder:

1.1.“ABAC” shall have the meaning set forth in Section 4.3.7.

1.2.“Act” shall mean the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., as it may be amended from time to time, and the regulations promulgated thereunder.

1.3.“Adverse Event” shall mean any untoward medical occurrence in a patient or clinical investigation subject who is administered the Product, but which does not necessarily have a causal relationship with the treatment for which the Product is used. An “Adverse Event” can include any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of the Product, whether or not related to the Product. A pre-existing condition that worsened in severity after administration of the Product would be considered an “Adverse Event”.

1.1.

1.4.“Affiliate” shall mean, any entity which directly or indirectly Controls, is Controlled by, or is under common Control with a Party. “Control,” for purposes of this definition, means direct or indirect ownership or control of more than 50% (fifty percent) of the voting interests of the Party or the power to direct or cause the direction of the management and policies of such Party whether by contract, through the majority ownership of voting capital stock or otherwise. “Controlled” shall be interpreted accordingly.

1.5. “Agreement” shall have the meaning set forth in the preamble to this Agreement.

1.6.“Alliance Managers” shall have the meaning set forth in Section 4.1.5.

1.7.“Annual SCLC Net Sales” shall mean Net Sales, on a Contract Year basis, of Product in the Field, in the Territory.

1.8.“Applicable Laws” shall mean all applicable statutes, ordinances, regulations, codes, rules, and orders of any kind whatsoever of any Governmental Authority in the Territory pertaining to any of the activities and obligations contemplated by this Agreement, including, as applicable, the Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the Health Insurance Portability and Accountability Act of 1996, the Federal False Claims Act (31 U.S.C. §§ 3729-3733) (and applicable state false claims acts), the Physician Payments Sunshine Act, the Code, the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, released April 2003, the Antifraud and Abuse Amendment to the Social Security Act, the American Medical Association guidelines on gifts to physicians, generally accepted standards of good clinical practices adopted by current FDA regulations, as well as any state laws and regulations (i) impacting the promotion of pharmaceutical products, (ii) governing the provision of meals and other gifts to medical professionals, including pharmacists, or (iii) governing consumer protection and deceptive trade practices, including any state anti-kickback/fraud and abuse related laws, all as amended from time to time.

1.9.“BI Property” shall have the meaning set forth in Section 7.1.1.

1.10.“Business Day” shall mean each day of the week, excluding Saturday, Sunday and any day on which banking institutions in New York, New York, USA are closed.

1.11.“Change of Control” means, with respect to a Party, (a) a merger, reorganization or consolidation with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent, or being converted into or exchanged for voting securities that do not represent, at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or the parent corporation of the surviving entity immediately after such merger, reorganization or consolidation, (b) a transaction in which a Third Party becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, other than through the issuance of voting securities for the purpose of raising financing to one or more financial or institutional investors, or (c) the sale or other transfer of all or substantially all of such Party’s business or assets relating to the Product.

1.12.“Claims” shall mean all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions, in each case of a Third Party (including any Governmental Authority).

1.13.“Code” shall mean the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA)/BIO, as it may be amended.

1.14.“Commercialize,” “Commercializing,” and “Commercialization” shall mean activities directed to manufacturing, obtaining pricing and reimbursement approvals for, marketing, promoting, distributing, importing, or selling the Product.

1.15.“Commercially Reasonable Efforts” shall mean, with respect to a Party’s obligations under this Agreement, a measure of effort and resources consistent with the exercise of prudent scientific and business judgment and the reasonable practices that would typically be exerted by a similarly situated pharmaceutical or biotechnology company of comparable size and capabilities as such company for the Development or Commercialization of a pharmaceutical product with similar characteristics owned by such company at a similar stage of development or commercialization as the Product, taking into account efficacy and safety considerations, and other relevant scientific, technical, and commercial factors, including product profile, the regulatory environment, competitiveness of the marketplace and market potential, and price and reimbursement status.

1.16.“Compliance Manager” shall have the meaning set forth in Section 4.3.7.

1.17.“Confidential Information” shall mean all secret, confidential, non-public and proprietary Know-How, whether provided in written, oral, graphic, video, computer or other form, provided by or on behalf of one Party to the other Party pursuant to this Agreement, including information relating to the disclosing Party’s existing or proposed research, development efforts, promotional efforts, regulatory matters, patent applications or business and any other materials that have not been made available by the disclosing Party to the general public. All such information related to this Agreement disclosed by or on behalf of a Party (or its Affiliate) to the other Party (or its Affiliate) pursuant to the Confidentiality Agreements shall be deemed to be such Party’s Confidential Information disclosed hereunder. For purposes of clarity, (a) G1’s Confidential Information shall include (i) all Product Materials unless and until made available by or on behalf of G1 to the general public and (ii) all Know-How specifically relating to the Product or its Commercialization that is developed by or on behalf of BI in connection with the performance of its obligations under this Agreement, (b) BI’s Confidential Information shall include any and all internal business procedures and business plans, client and marketing information and materials, customers, prospective customers financial information and ideas for new products and services, strategic data, forecasts, information technology, compliance program policies and procedures, and any other information which relates to the way BI conducts its business, and (c) the terms of this Agreement shall be considered Confidential Information of both Parties.

1.18.“Confidentiality Agreements” shall mean (a) that certain Mutual Confidential Disclosure Agreement between the Parties dated and made effective [***] and (b) that certain Secrecy Agreement between the Parties dated and made effective [***].

1.19.“Contract Year” shall mean each successive one-year period following the First Commercial Sale.  The first Contract Year refers to the period beginning on the First Commercial Sale and ending one year thereafter. Successive Contract Years refer to the one-year periods following the end of the first Contract Year.

1.20.“Development” shall mean non-clinical, pre-clinical and clinical drug discovery, research, or development activities, including without limitation quality assurance and quality control development, and any other activities reasonably related to or leading to the development and submission of information to a Regulatory Authority. When used as a verb, “Develop” means to engage in Development.

1.21.“Dispute” shall have the meaning set forth in Section 12.6.

1.22.“Dollar” or “$” shall mean United States dollar.

1.23.“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

1.24.“FDA” shall mean the United States Food and Drug Administration or any successor agency performing comparable functions.

1.25.“Field” shall mean the prevention of chemotherapy-induced myelosuppression in SCLC patients.

1.26. “First Commercial Sale” shall mean the first commercial sale of the Product for monetary value by BI, G1, one or more of its Affiliates in an arm’s length transaction to a Third Party, including without limitation any final sale to a distributor or wholesaler under any non-conditional sale arrangement, of the Product in the Field in the Territory after Regulatory Approval of the Product has been granted in the Field in the Territory. For the avoidance of doubt, sales or transfers of the Product for clinical and non-clinical research and trials (including studies reasonably necessary to comply with Applicable Law or requests by a Regulatory Authority), early access programs or for compassionate or similar use, shall not be considered a First Commercial Sale.

1.27. “Fiscal Quarter” shall mean each successive period of three (3) calendar months commencing on [***].

1.28.“Fiscal Year” shall mean each successive period of (12) twelve months commencing on [***] and ending on [***].

1.29.“GAAP” shall mean United States generally accepted accounting principles.

1.30.“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties contemplated by this Agreement.

1.31.“G1 Trademarks and Copyrights” shall mean the logos, trade dress, slogans, domain names and housemarks of G1 or any of its Affiliates as may appear on any Product Materials or Product Labeling, in each case, as may be updated from time to time by G1.

1.32.“Indemnified Party” shall have the meaning set forth in Section 10.3.

1.33.“Indemnifying Party” shall have the meaning set forth in Section 10.3.

1.34.“Intellectual Property” shall mean inventions, developments, discoveries, writings, trade secrets, Know-How, methods, practices, procedures, designs, improvements and other technology, whether or not patentable or copyrightable, and any Patent Rights, or copyrights based thereon.

1.35.“JPC” shall have the meaning set forth in Section 3.1.

1.36. “Know-How” shall mean information, whether or not in written form, including biological, chemical, pharmacological, toxicological, medical or clinical, analytical, quality,

manufacturing, research, or sales and marketing information, including processes, methods, procedures, techniques, plans, programs and data.

1.37.“Losses” shall mean any and all amounts paid or payable to Third Parties with respect to a Claim (including any and all losses, damages, obligations, liabilities, fines, fees, penalties, awards, judgments, interest), together with all documented out-of-pocket costs and expenses, including attorney’s fees, reasonably incurred.

1.38.“Market Access Plan” shall mean a market access plan that sets forth, on a semi-annual basis (a) the agreed to key market access accounts to be targeted (e.g., Group Purchasing Organizations (“GPOs”), Integrated Delivery Networks, and professional oncology organizations (e.g., COA, NCODA)) to enable patient access to the Product, (b) the agreed to pre-defined customer-facing strategy and activities to be performed by the Oncology National Accounts Team, including attendance and participation at regional/national GPO meetings, interactions with GPOs to identify promotional/educational partnership opportunities, and interactions with key physician customers and accounts. The Market Access Plan as of the Effective Date is included in the Promotion Plan set forth on Schedule B hereto.

1.39. “Net Sales” shall mean, for an applicable period, with respect to the Product, commencing with the First Commercial Sale, net sales as determined in accordance with GAAP, which, for the avoidance of doubt, shall comprise the gross amounts received by G1 or its Affiliates for arm’s length sales of the Product in the Field in the Territory to a Third Party (excluding any sales of G1 or its Affiliates), less the following deductions solely to the extent incurred or allowed with respect to such sales, and solely to the extent such deductions are in accordance with GAAP, and which are not already reflected as a deduction from the invoiced price: (a) discounts, including GPO administrative fees (to the extent not previously applied to such amounts received), charge-back payments, and rebates; (b) credits and allowances for damaged goods, rejections, recalls or returns of the Product; (c) allowances for doubtful or uncollectible amounts (provided that, such amounts shall be included in the computation of “Net Sales” to the extent subsequently collected or earned) and if the Product is sold by G1 or its Affiliates through intermediaries such as agents, consignees or co-promoters who do not purchase and take title to the Product, the promotion fee will be due only on sales to those Third Parties who actually purchase and take title to the Product through such intermediaries; and (d) payments to wholesalers in accordance with distribution service agreements. If the Product is distributed to Third Parties in connection with clinical and non-clinical research and trials (including studies reasonably necessary to comply with Applicable Law), Product samples, charitable purposes, promotional purposes, early access programs, compassionate sales or use, or an indigent program or similar bona fide arrangements for which G1 or any of its Affiliates for good faith business reasons receives consideration in respect thereof that is less than the average cost of goods for this Product, such consideration shall not be included in Net Sales.

1.40.“NDA” shall mean a New Drug Application filed with the FDA that is required for approval for the Product in the United States, and its foreign equivalent in the Territory.

1.41. “Oncology National Accounts Team” shall mean the personnel engaged in the execution of the Market Access Plan, the specific details of which are set forth in the Promotion Plan.

1.42.“Oncology Personnel” shall mean the Oncology National Accounts Team and the Oncology Sales Consultants.

1.43.“Oncology Sales Consultant” shall mean the personnel engaged in the execution of the Sales Plan the specific details of which are set forth in the Promotion Plan.

1.44.“Party” shall have the meaning set forth in the preamble to this Agreement.

1.45.“Patent Rights” means (a) patents and patent applications, and any foreign counterparts thereof, (b) all divisionals, continuations, continuations-in-part of any of the foregoing, and any foreign counterparts thereof, and (c) all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re‑examinations, supplemental protection certificates, substitutions or extensions thereof, and any foreign counterparts thereof.

1.46.“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization or other entity, or government or political subdivision thereof.

1.47.“Pharmacovigilance Agreement” shall have the meaning set forth in Section 5.4.

1.48.“Pre-Launch Plan” shall mean a pre-launch plan that that sets forth, for the Oncology Personnel predefined, agreed to activities including Product and disease state training, region/territory business planning and key customer/account profiling, cross-functional partner planning and information sharing, and appropriate pre-launch customer engagements, as set forth in Schedule A, which the Parties may amend by mutual written agreement.

1.49.“Product” shall mean any product that contains Trilaciclib.

1.50.“Product Labeling” shall mean the labels and other written, printed or graphic matter upon (a) any container or wrapper utilized with the Product or (b) any written material accompanying the Product, including Product package inserts, in each case as approved by the FDA.

1.51.“Product Materials” shall have the meaning set forth in Section 4.4.1(a).

1.52.“Product Training Materials” shall have the meaning set forth in Section 4.4.1(a).

1.53.“Professionals” shall mean health care practitioners, consisting of physicians, nurse practitioners, physician assistants, pharmacists and any other medical professionals operating in their individual capacity or as part of an organization or institution, in the Territory with prescribing, formulary or dispensing authority (as authorized under Applicable Law) in the Territory for the Product.

1.54.“Promotional Materials” shall have the meaning set forth in Section 4.4.1(a).

1.55.“Promotion Plan” means the requirements set forth in Schedule B to this Agreement, as such shall be revised semiannually, and may, subject to the provisions of Section 3.4.2, be amended as needed; in either case in consultation with the JPC. The Promotion Plan shall consist of a Sales Plan and a Market Access Plan.

1.56.“Promotion Services” shall mean any and all customer engagement and market access activities with respect to the Product in the Territory, as set forth in the Promotion Plan or otherwise mutually agreed upon by the Parties in writing, in each case, in accordance with the terms of this Agreement.

1.57.“Qualifying Customer Engagement” shall have the meaning provided in the Promotion Plan as described in Schedule B.

1.1.

1.58.“Regulatory Approval” shall mean any and all necessary approvals, licenses, registrations or authorizations from any Governmental Authority, in each case, necessary to Commercialize the Product in the Field and in the Territory.

1.59.“Regulatory Authority” means any national or supranational Governmental Authority, including without limitation the FDA that has responsibility for granting any licenses or approvals or granting pricing or reimbursement approvals necessary for the development, marketing, and sale of the Product in the Territory.

1.60.“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority under Applicable Law with respect to the Product in the Territory to prevent Third Parties from Commercializing the Product in such country or jurisdiction, other than a Patent Right, including without limitation orphan drug exclusivity, pediatric exclusivity and rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997.

1.61.“Regulatory Filings” means any and all regulatory applications, filings, modifications, amendments, supplements, revisions, reports, submissions, authorizations, and Regulatory Approvals, and associated correspondence required to Develop and Commercialize the Product in the Territory, including without limitation any reports or amendments necessary to maintain Regulatory Approvals.

1.62.“Reports” shall have the meaning set forth in Section 4.2.1.

1.63.“Restricted Period” shall have the meaning set forth in Section 2.3.1.

1.64.“Schedule” shall mean a schedule attached to this Agreement.

1.65.“Sales Forecast” shall have the meaning set forth in Section 4.1.3.

1.66.“Sales Plan” shall mean the written sales plan relating to promotion of the Product in the Field in the Territory by the Oncology Sales Consultants, which shall set forth, on a semi-annual basis, without limitation, the commercial activities geared towards achieving the Sales Forecasts provided in ARTICLE 3.  The Sales Plan as of the Effective Date is included in the Promotion Plan set forth on Schedule B hereto.

1.67.“SCLC” shall have the meaning set forth in the recitals to this Agreement.

1.68.“Senior Officer” shall mean, with respect to G1, its Chief Executive Officer and Chief Financial Officer (or such officer’s designee), and with respect to BI, its President and Chief Financial Officer (or such officer’s designee). From time to time, each Party may change its Senior Officer by giving written notice to the other Party.

1.69.“Standstill Period” shall have the meaning set forth in Section 2.3.3.

1.70.“Target Launch Date” shall mean the target date for the initial Commercialization of the Product in the Territory, which date shall be selected by G1, in its sole discretion; provided that (a) such target date shall be no earlier than [***] and (b) G1 shall provide notice of such target date to BI in writing no later than [***] following G1’s receipt from FDA of a Prescription Drug User Fee Act date for the NDA submitted by G1 and accepted for filing by FDA.

1.71.“Term” shall have the meaning set forth in Section 11.1.

1.72.“Territory” shall mean the United States of America and Puerto Rico.

1.73.“Third Party(ies)” shall mean any person or entity other than G1 and BI and their respective Affiliates.

1.74.“Transition Plan” shall have the meaning set forth in Section 11.3.6.

1.75.“Trilaciclib” means G1’s intravenous (or IV) cyclin-dependent kinase 4 and 6 inhibitor designed to protect hematopoietic stem and progenitor cells during chemotherapy.

Article 2
RIGHTS AND OBLIGATIONS

2.1Engagement; Grant of Rights; Exclusivity. During the Term, subject to the terms and conditions of this Agreement, G1 hereby grants to BI the co-exclusive right with G1 to promote the Product in the Territory in the Field, and to conduct the Promotion Services in accordance with the terms and conditions of this Agreement. BI shall have no other rights relating to the Product, except as specifically set forth in this Agreement. BI’s rights and obligations under this Section 2.1 are non-transferable, non-assignable, and non-delegable. BI shall not subcontract the Promotion Services with any Third Party (including any contract sales force). For clarity, BI shall not have any other license rights hereunder except as expressly set forth in this Section 2.1, nor any rights to sublicense any rights hereunder. During the Term, without the prior written consent of BI, which shall be given or withheld within its sole discretion, G1 shall not appoint any Third Party to perform Promotion Services or like services for the Product in the Field, in the Territory, provided that G1 will reserve the right to (a) supplement BI’s performance of Promotion Services and to perform Promotion Services using its own resources (e.g., G1 employees, contractors and consultants) and (b) engage Third Parties in connection with the Transition Plan.

2.2Retention of Rights. Except with respect to the co-exclusive rights granted to BI to conduct the Promotion Services for the Product in the Territory in the Field pursuant to Section 2.1, G1 retains all rights in and to the Product, including the right for G1 and its Affiliates to, in their sole discretion but without limiting BI’s obligations hereunder, promote the Product in the Territory and to perform any Promotion Services (whether alone or in coordination with BI) and to supplement BI’s performance of any Promotion Services, provided that such G1 activities will be at G1’s sole expense and will not materially or adversely impact BI’s ability to perform its obligations under this Agreement, to the extent such G1 activities impair BI’s ability to meeting the Minimum Annual Threshold, BI’s obligation to do so shall be waived. BI will facilitate (a) participation of G1 personnel in field rides with BI sales representatives and (b) attendance of G1 personnel in BI training sessions relating to the Product. G1 shall have the sole right, as between the Parties, to Develop and otherwise Commercialize the Product, including without limitation, determining the marketing and regulatory strategies for seeking (if and when appropriate) Regulatory Approvals and Regulatory Exclusivity in the Territory for Product in the Field, filing for such Regulatory Approvals and Regulatory Exclusivity for Product in the Territory, preparing, submitting, and maintaining any and all Regulatory Filings and Regulatory Approvals for Product in the Field in the Territory, and seeking any necessary Regulatory Approvals of Regulatory Authorities for Product Labeling and Promotional Materials to be used in connection with Commercializing Product in the Field in the Territory. G1 shall solely own and control any and all Regulatory Approvals and any and all other Regulatory Filings submitted in connection with seeking and maintaining Regulatory Approvals for the Product in the Field in the Territory. As between the Parties, G1 shall be responsible for all costs and expenses incurred by G1 in connection with the foregoing activities. Without limiting the generality of the foregoing, G1 specifically retains the following rights (and BI and its Affiliates shall have no rights to the following):

1.1.1

2.2.1responsibility for all decisions regarding regulatory submissions and for all communications that relate to any Regulatory Approvals or other Regulatory Filings prior to and after any Regulatory Approval with respect to the Product in the Field in the Territory;

2.2.2responsibility for the manufacture and distribution of the Product, and any future development of the Product;

2.2.3responsibility for creation, development, and final approval of all Product Materials content (including submission of Promotional Materials to FDA’s Office of Prescription Drug Promotion, as applicable) with respect to the conduct of the Promotion Services for the Product, except as expressly set forth herein;

2.2.4selling and booking all sales of the Product;

2.2.5responsibility for the Product’s overall commercial strategy, including marketing, payer strategy, pricing, regulatory and other government affairs;

2.2.6responsibility for handling all safety related activities related to the Product as set forth in ARTICLE 5 (including submitting all safety reports and interacting with Governmental Authorities with respect thereto) and initiating and managing any Product recalls; and

2.2.7determining the Target Launch Date for the Product in the Territory.

For clarity, except as provided in Sections 2.1 or 2.4, BI shall not acquire any license or other intellectual property interest, by implication or otherwise, in any technology, Know-How or other Intellectual Property owned or controlled by G1 or any of its Affiliates, and G1 is not providing any such technology, Know-How or other Intellectual Property, or any assistance related thereto, to BI for any use other than the performance of BI’s obligations under this Agreement.

2.3Non-Competition; Non-Solicitation; Standstill.

2.3.1Non-Competition. During the Term of this Agreement and through and including the [***] of termination of this Agreement (the “Restricted Period”), neither BI nor its Affiliates shall, directly or indirectly, market, offer for sale, sell, or promote any [***] without G1’s prior written consent, which shall be given or withheld within its sole discretion.

2.3.2Non-Solicitation. During Restricted Period, neither BI nor G1 (nor any of their respective Affiliates) shall directly or indirectly solicit for hire or employ as an employee, consultant or otherwise, any employee, consultant or other professional personnel of the other Party who has had direct involvement with the JPC, Promotion Services under this Agreement or G1’s Commercialization activities for the Product, without the other Party’s prior written consent, which shall not be unreasonably withheld; provided, however, that this restriction shall not apply to: (a) conducting any general solicitation not specifically targeted at any such employee; or (b) hiring any employee who responds to such general advertising or who approaches such Party or its Affiliates without any solicitation or inducement to leave the employ of such other Party or its Affiliates.

2.3.3Standstill Period. BI agrees that during the Restricted Period (the “Standstill Period”), neither BI nor any of its controlled Affiliates shall, without the prior written consent of G1, directly or indirectly, in any manner:

(a)acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities of G1 or any of its Affiliates or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of G1 or any of its Affiliates;

(b)make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or seek to advise or influence in any manner whatsoever any Person with respect to the voting of any voting securities of G1 or any of its Affiliates;

(c)form, join with other security-holders or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to G1 or its Affiliates or any voting securities of G1 or any of its Affiliates;

(d)acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) a material portion of the assets, tangible or intangible, of G1 or any of its Affiliates or (ii) direct or indirect rights, warrants or options to acquire a material portion of the assets of G1 or any of its Affiliates, except for such assets as are then being offered for sale by G1 or any of its Affiliates;

(e)arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities of G1 or its Affiliates or any securities convertible into or exchangeable or exercisable for any voting securities or assets of G1 or its Affiliates;

(f)otherwise act, alone or in concert with others, to seek to propose to G1 or any of its stockholders any merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation or other transaction to or with BI or any of its Affiliates or otherwise seek, alone or in concert with others, to control, change or influence the management or board of directors of G1 or nominate any Person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of G1; or

(g)advise, assist or encourage any other Person in connection with any of the foregoing.

2.4G1 Trademarks and Copyrights.

2.4.1BI shall have the co-exclusive right to use the G1 Trademarks and Copyrights solely on Product Materials in order to perform the Promotion Services and solely in accordance with the terms and conditions of this Agreement. G1 shall promptly notify BI of any updates or changes to the G1 Trademarks and Copyrights on the Product Materials, and BI shall thereafter solely use such updated Product Materials in performing its obligations under this Agreement. BI shall promptly notify G1 upon becoming aware of any violation of this Section 2.4.1.

2.4.2BI shall follow all instructions and guidelines of G1 (of which G1 shall provide BI copies) in connection with the use of any G1 Trademarks and Copyrights, and, if G1 reasonably objects to the manner in which any such G1 Trademarks and Copyrights are being used, BI shall immediately cease the use of any such G1 Trademarks and Copyrights in such manner upon written notice from G1 thereof. Without limiting the foregoing, BI shall also adhere to at least the same quality control provisions as companies in the pharmaceutical industry adhere to for their own trademarks and copyrights. In all cases, BI shall use the G1 Trademarks and Copyrights with the necessary trademark (and copyright, as applicable) designations, and shall use the G1 Trademarks and Copyrights in a manner that does not derogate from G1’s rights in the G1 Trademarks and Copyrights. BI shall not at any time during the Term knowingly do or allow to be done any act or thing which will in any way impair or diminish the rights of G1 in or to the G1 Trademarks and Copyrights. All goodwill and improved reputation generated by BI’s use of the G1 Trademarks and Copyrights shall inure to the benefit of G1, and any use of the G1 Trademarks and Copyrights by BI shall cease at the end of the Term. BI shall have no rights under this Agreement in or to the G1 Trademarks and Copyrights except as specifically provided herein.

Article 3
JOINT PROMOTION COMMITTEE

3.1Formation of the Joint Promotion Committee. As soon as practicable, but no later than [***] prior to the Target Launch Date, the Parties shall form a Joint Promotion Committee (“JPC”) whose responsibilities during the Term shall be to oversee the activities set forth in Section 3.3. The JPC shall consist of [***] members, with [***] members designated by G1 and [***] members designated by BI, each with suitable seniority and relevant experience and expertise to enable such person to address matters falling within the purview of the JPC. All meetings of the JPC shall be chaired by one of the [***] representatives from G1. From time to time, each Party may change any of its representatives on the JPC by giving written notice to the other Party. The JPC shall determine a meeting schedule, provided that in any event meetings shall be conducted no less frequently than [***] by teleconference or in person, or as otherwise agreed by the Parties. In person meetings shall occur at such places as mutually agreed by the Parties.

3.2Meetings and Minutes. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least [***] in advance to the applicable meeting; provided that under exigent circumstances requiring input by the JPC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for that particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld. The chairperson shall prepare and circulate for review and approval of the Parties minutes of each meeting within [***] after the meeting. Each Party shall bear its own costs for its members to attend such meetings.

3.3Purpose of the JPC. The purposes of the JPC shall be to, subject to Section 3.4:

3.3.1provide BI the opportunity to provide input and recommendations related to the Commercialization and product strategy for the Product in the Field, in the Territory;

3.3.2provide a forum to discuss and coordinate the Parties’ activities under this Agreement, in particular sales performance and metrics, and, subject to Section 3.4.2, develop, update, amend and approve the Sales Plan and the Market Access Plan, including information related to Oncology Personnel, customer-facing strategy, customer insights and feedback, as well as other information related to the Promotion Services performed for the Product in the Field, in the Territory;

3.3.3provide a forum to discuss Product Materials, Promotional Materials and strategy;

3.3.4provide a forum for discussing the [***] Sales Forecast and revisions thereto;

3.3.5provide a forum for reviewing and agreeing on revisions to the Promotion Plan proposed by G1 semi-annually for each Contract Year (to be finalized by the JPC no later than [***] prior to each [***] period for each Contract Year),

3.3.6provide a forum to review and discuss the Reports and reports of Net Sales and Product performance;

3.3.7perform such other responsibilities as may be mutually agreed upon by the Parties in writing from time to time; and

3.3.8provide a forum for the Parties to discuss any additional issues related to the Product or the performance of the Promotion Services that may arise during the Term of this Agreement.

For clarity the JPC shall have no authority to amend or modify any provisions of this Agreement and no authority to waive or definitively interpret the provisions of this Agreement. In connection with the JPC meetings contemplated under Section 3.2 (but in any event, no less frequently than each [***]), each Party shall provide to the other Party a written summary of the Reports.

3.4Decision Making.

3.4.1Quorum; Voting. The Parties agree that all JPC meetings shall include the [***] representatives of each Party. In the event, however, that a representative from either Party is unable to attend a meeting, that representative shall provide prompt notice to the JPC of their inability to attend the Meeting, and under no circumstance shall either Party have less than [***] representatives. Each Party shall have [***]. The JPC shall use good faith efforts to reach consensus on all matters properly brought before it. If the JPC does not reach [***] consensus on an issue at a meeting, or within a period of [***] thereafter, then the JPC shall submit in writing the respective positions of the Parties to the Senior Officers of the Parties. Such Senior Officers shall use good faith efforts to resolve promptly such matter, which good faith efforts shall include [***] between such Senior Officers within [***] after the JPC’s submission of such matter to them. Any final decision mutually agreed to in writing by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within [***] after such issue was first referred to them, then, subject to Section 3.4.2, G1 shall have the right to conclusively determine on the issue under dispute.

3.4.2BI Approvals. Any proposed change or amendment to the (a) Market Access Plan or (b) Sales Plan that would (i) [***] or (ii) [***], require the written approval of BI.

Article 4
BI PROMOTION SERVICES FOR THE PRODUCT

4.1Promotion Services.

4.1.1General. BI shall conduct the Promotion Services for the Product in the Field in the Territory in accordance with this Agreement, including, without limitation, in accordance with the then-current Promotion Plan.

4.1.2Oncology Sales Consultants and Oncology National Accounts Team. Without limiting the generality of the foregoing, BI shall hire, and continuing throughout the remainder of the Term, shall maintain at its sole cost and expense, a team of Oncology Sales Consultants with responsibility to execute on the Sales Plan, and an Oncology National Accounts Team to deliver activities in accordance with the Market Access plan. BI shall, at its sole cost and expense, provide and maintain the Oncology Personnel at [***]. BI will be responsible for effective management of vacancies to ensure that all personnel in all roles (a) are employees of BI and members of BI’s dedicated U.S. commercial organization, (b) possess the skills, training and experience (consistent with industry standards) that are necessary to successfully promote or support oncology products in their assigned role, and (c) complete all Product-specific training and other sales training reasonably required by G1. BI shall have such Oncology Personnel in place as specified in the Promotion Plan in order to appropriately train on the Product prior to Target Launch Date.

4.1.3Sales Forecast.

(a)No later than [***] prior to the Target Launch Date, G1 shall provide a final forecast of reasonably expected Net Sales of the Product in the Territory in the Field for a [***] period, including projected [***] Net Sales (the “Sales Forecast”). Thereafter, each [***] of the Term, G1 shall prepare and provide to BI an [***] Sales Forecast for such period. The Sales Forecast shall be updated by G1 from time to time as appropriate, discussed at the JPC, and comprise part of the Sales Plan.

(b)On a [***] basis, the JPC shall review actual Fiscal Year-to-date Net Sales performance compared to the Sales Forecast.

4.1.4Target Incentive Compensation. BI will ensure that a minimum of [***] weighting of [***] target bonus for each member of the Oncology Sales Consultants ties directly to the performance of the Product in each [***]. Such bonuses will not be capped in any [***]. The [***] target bonus for each member of the Oncology National Accounts Team will be based on a certain percentage that ties directly to the performance of the Product in each [***], together with a certain percentage of accomplishments related to the Product as evaluated through Management By Objectives, which collectively BI will ensure a minimum of [***] weighting of [***] target bonus for each member of the Oncology National Accounts Team.

4.1.5Alliance Managers. Each Party shall appoint a person who shall oversee interactions between the Parties for all matters related to this Agreement, and any related agreements between the Parties (each an “Alliance Manager”). The Alliance Managers shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and shall serve as a single point of contact for all matters arising under this Agreement. The Alliance Managers shall have the right to attend all JPC meetings,  and may bring to the attention of the JPC any matters and issues either of them reasonably believes should be discussed, and shall have such other responsibilities related to this agreement as the Parties may mutually agree in writing. Each Party may designate different Alliance Managers by notice in writing to the other Party. Alliance Managers shall have no authority to amend or modify any provisions of this Agreement and no authority to waive or definitively interpret the provisions of this Agreement.

4.2Reports and Records

4.2.1Reports. G1 shall provide BI with certain information relating to the sale, Commercialization, marketing and promotion of the Product, and BI shall provide G1 with certain information reflecting the execution and activities of the Promotion Plan (“Reports”), as set forth in Schedule C. Through the JPC, the Parties shall agree on a mutually acceptable form of the Report.

4.2.2Records. BI shall keep accurate and complete records, consistent with pharmaceutical industry standards, of each Qualifying Customer Engagement and its obligations hereunder in connection therewith, and such records shall be kept for [***] after the end of the Fiscal

Year to which they relate. G1 shall have the right, at its own expense, during normal business hours and upon reasonable prior notice, through an independent Third Party reasonably acceptable to BI, and upon execution of a confidentiality agreement reasonably satisfactory to BI in form and substance, to inspect the applicable records and books maintained by BI relating to the Promotion Services solely for purposes of verifying BI’s compliance with the terms of this Agreement. For purposes of clarity, any such inspection right described in this Section 4.2.2 shall be limited to only those books and records of BI that are applicable to BI’s performance of its obligations under this Agreement and may be conducted no more than once per calendar year. Where necessary, on reasonable request, G1’s inspection rights shall include interviewing Oncology Personnel and other employees of BI. BI shall reasonably cooperate in any such inspection conducted by G1. G1 shall treat all information subject to review under this Section 4.2.2 in accordance with the confidentiality provisions of this Agreement.

4.3Compliance with Applicable Law.

4.3.1In conducting the Promotion Services hereunder, BI shall, and shall require all Oncology Personnel to, comply in all respects with Applicable Laws. In addition, G1 shall, and shall require all of its sales representatives to, comply in all respects with Applicable Laws in connection with its Development or Commercialization of the Product in the Territory.

4.3.2Neither BI or the Oncology Personnel, nor G1, its Affiliates or their respective licensees, shall offer, pay, solicit or receive any remuneration to or from any Professionals (including target prescribers), in order to induce referrals of or purchase of the Product.

4.3.3In performing the activities contemplated by this Agreement, neither BI or the Oncology Personnel, nor G1 or its Affiliates, shall make any payment, either directly or indirectly, of money or other assets to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing where such payment would constitute violation of any Applicable Law. In addition, neither BI nor G1 shall make any payment, either directly or indirectly, to officials if such payment is for the purpose of unlawfully influencing decisions or actions with respect to the subject matter of this Agreement.

4.3.4No employee of BI nor its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by G1 or its agents to any Third Party in violation of this Agreement.

4.3.5Neither BI nor G1 shall undertake any activity under or in connection with this Agreement which violates any Applicable Law.

4.3.6If, during the Term, either Party becomes aware of a failure to comply with Applicable Law or the terms of this Agreement by any member of the Oncology Personnel, such Party shall promptly, but no later than [***] after it becomes aware, notify the other Party of such violation and, as promptly as possible thereafter, shall notify the steps it has taken or intends to take to remediate such violation.

4.3.7Each Party hereby represents and warrants to the other Party that it, its owners, directors, officers, employees, sub-contractors and agents will act in full compliance with any applicable Anti-Bribery/Anti-Corruption (“ABAC”) laws and regulations, industry and professional codes of practice and will not offer, promise, pay or arrange for payment or giving of a bribe or any benefit, advantage or anything of value to any public official, individual, entity or any other Third Party in exchange for an improper advantage in any form either directly or indirectly.

4.3.8As soon as practicable, but no later than [***] prior to the Target Launch Date, each Party shall appoint a representative to act as its compliance manager under this Agreement, each of which shall be routinely responsible for advising such Party on compliance matters and has suitable seniority and other relevant experience and expertise (each, a “Compliance Manager”). From time to time, each Party may change its Compliance Manager by giving written notice to the other Party. The Compliance Managers shall serve as a key point of contact between the Parties for compliance-related matters. Each Compliance Manager shall facilitate the resolution of any compliance issue with the Compliance Manager of the other Party. The Compliance Managers shall use good faith efforts to reach consensus on all compliance matters. If the Compliance Managers do not reach consensus on an issue promptly, then such issue shall be submitted to dispute resolution process described in Section 12.6. The Parties agree that the Oncology Personnel shall follow BI’s compliance program policies and procedures, and upon the reasonable request of G1 from time to time, BI shall deliver to G1 copies of BI’s compliance program policies and procedures which are applicable to the Oncology Personnel promotion of the Product. Other than as expressly stated herein, BI shall not be required to modify its compliance policies or practices in connection with the compliance-related provisions herein.

4.4Oncology Personnel Training; Product Materials.

4.4.1Training, Training Materials and Promotional Materials.

(a)Subject to the terms of this Section 4.4.1, G1 shall prepare and control the content of (i) all Product training materials for Oncology Personnel (the “Product Training Materials”) and (ii) all Product marketing and educational materials (the “Promotional Materials”) (the Product Training Materials and the Promotional Materials, collectively, the “Product Materials”). G1 shall be solely responsible for ensuring that the Product Materials prepared and approved by it are in compliance with the Regulatory Approval for the Product, the Product Labeling and Applicable Law. Once approved by G1 (or, upon mutual consent of the Parties, in parallel with G1’s review), the content of the Product Materials shall be provided by G1 to BI in advance of the Promotion Services to allow for BI to review such content and provide feedback to G1 in advance of use of the Product Materials. Within an average of [***] of receipt of such Product Materials, BI shall provide to G1 any comments and proposed revisions to such Product Materials that are related to any legal or regulatory concerns regarding any Applicable Law, the Regulatory Approval for the Product or the applicable Product Labeling. The Parties shall, in good faith, work together to mutually agree to either shorter or extended timeframes for review dependent on the content (i.e., length, volume, or type of content) of the Product Materials requiring review. G1 shall in good faith reasonably consider any such BI comments for inclusion in such Product Materials. In the event of any disagreement between the Parties regarding any feedback received from BI with respect to the Product Materials, G1 shall have the right to conclusively determine such matter; provided that, BI shall not be required to use any Product Materials that it reasonably believes violate Applicable Law. If BI has provided comments to G1 on the Product Materials and G1 accepts some or all of such comments, then, once revised, G1 shall provide to BI the revised versions of such Product Materials for further review by BI, in accordance with the terms and timelines of this Section 4.4.1(a) above. BI shall use only Product Materials approved by G1 in the performance of Promotion Services under this Agreement. The content of Product Materials shall not be modified or changed by BI or Oncology Personnel at any time without the prior written approval of G1 in each instance. G1 shall be responsible for the costs and expenses of creation and development, reproduction, printing and delivery of the Product Materials. The information regarding the Product that is provided by BI or Oncology Personnel as part of the Promotion Services shall not deviate from the Product Materials. The Parties shall coordinate the production and delivery of Product Materials to allow sufficient time to accommodate scheduled training meetings and distribution to Oncology Personnel. The Parties shall collaborate to finalize the Product Materials in accordance with this Section 4.4.1(a) in advance of the Target Launch Date.

(b)By no later than [***] prior to the Target Launch Date, the Parties shall collaborate to plan and schedule training for the Oncology Personnel at a mutually acceptable time(s) and date(s), including a launch meeting at a mutually acceptable location. The costs and expenses of such launch meeting shall be [***], provided that [***] will bear all travel-related costs and expenses (e.g., transportation costs, lodging expenses, etc.) of its [***] who attend such launch meeting.  BI shall provide the initial and all subsequent training with the target of [***] live, in-person or virtual training sessions annually. BI shall have the right, but not the obligation, to conduct such additional training itself, provided that the BI trainers have been trained by G1, and provided further that G1 shall have the right to attend such training upon reasonable notice by G1 to BI. BI shall certify in writing to G1 that all Oncology Sales Consultants have completed the training described in this Section 4.4.1(b).

(c)BI and all Oncology Sales Consultants that are engaged in Promotion Services shall comply with the applicable provisions of the Code, and shall be trained on BI’s compliance policies, including those that are consistent with the applicable provisions of Sec. 1128B(b) of the Social Security Act and the American Medical Association Ethical Guidelines for Gifts to Physicians from Industry (which such training may have been accomplished prior to the Term), prior to commencing any Promotion Services. BI agrees that it shall train any employee or agent of BI who is involved in performing the activities contemplated by this Agreement on anti-corruption and anti-bribery at its own expense.

(d)Oncology Sales Consultants shall conduct the Promotion Services only after having undergone the training described in this Section 4.4.

4.4.2Ownership of Product Materials. As between the Parties, G1 shall own all right, title and interest in and to any Product Materials (and all content contained therein) and any Product Labeling (and all content contained therein), including applicable copyrights and trademarks, and to the extent BI (or any of its Affiliates) obtains or otherwise has a claim to any of the foregoing, BI hereby assigns (and shall cause any applicable Affiliate to assign) all of its right, title and interest in and to such Product Materials (and content) and Product Labeling (and content) to G1 and BI agrees to (and shall cause its applicable Affiliate to) execute all documents and take all actions as are reasonably requested by G1 to vest title to such Product Materials (and content) and Product Labeling (and content) in G1 (or its designated Affiliate).

4.5Provisions Related to Oncology Personnel.

4.5.1Activities of Oncology Personnel. BI hereby agrees and acknowledges that the following shall apply with respect to itself and the Oncology Personnel.

(a)BI shall instruct and cause the Oncology Personnel to use only the Product Labeling and, subject to the terms of Section 4.4, Product Materials approved by G1 for the conduct of the Promotion Services for the Product and consistent with Applicable Laws. BI shall instruct the Oncology Personnel and ensure that such Oncology Personnel limit their claims of efficacy and safety for such Product to those claims which are consistent with and do not exceed the Product Labeling and any Promotional Materials.

(b)BI acknowledges and agrees that G1 will not maintain or procure any worker’s compensation, healthcare, or other insurance for or on behalf of the Oncology Personnel, all of which shall be BI’s sole responsibility.

(c)BI acknowledges and agrees that all Oncology Personnel are employees of BI and are not, and are not intended to be treated as, employees of G1 or any of its Affiliates, and that such individuals are not, and are not intended to be, eligible to participate in any benefits programs or in any “employee benefit plans” (as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) that are sponsored by G1 or any of its Affiliates or that are offered from time to time by G1 or its Affiliates to their own employees. All matters of compensation, benefits and other terms of employment for any such Oncology Personnel shall be solely a matter between BI and such individual. G1 shall not be responsible to BI, or to the Oncology Personnel, for any compensation, expense reimbursements or benefits (including vacation and holiday remuneration, healthcare coverage or insurance, life insurance, severance or termination of employment benefits, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including unemployment and disability insurance contributions or benefits and workmen’s compensation contributions or benefits) that may be imposed upon or be related to the performance by BI or such individuals of this Agreement, all of which shall be the sole responsibility of BI, even if it is subsequently determined by any Governmental Authority that any such individual may be an employee or a common law employee of G1 or any of its Affiliates or is otherwise entitled to such payments and benefits.

(d)BI shall be solely responsible for the acts and omissions of the Oncology Personnel that are not in compliance with Applicable Law and the terms of this Agreement while performing any of the activities under this Agreement. BI shall be solely responsible and liable for all probationary and termination actions taken by it, as well as for the formulation, content and dissemination (including content) of all employment policies and rules (including written probationary and termination policies) applicable to its employees.

(e)BI shall only perform the Promotion Services using Oncology Personnel, and, except in the ordinary course of business, BI shall not materially reduce the number of its Oncology Personnel.

4.5.2Termination of Employment; Cessation of Promotion Services. If any member of the Oncology Personnel leaves the employment of BI, or otherwise ceases to conduct the Promotion Services for the Product, BI shall, ensure that such departing member of the Oncology Personnel shall cease providing services in accordance with BI’s internal policies and procedures.

4.5.3Discipline. If G1 has a reasonable basis for believing any member of the Oncology Personnel has violated any Applicable Laws, or failed to comply with this Agreement, then G1 shall notify BI of the alleged violation and BI shall promptly investigate the matter and, if the allegation turns out to be true, shall take the appropriate remedial action. Subject to the foregoing, BI shall be solely responsible for taking any disciplinary actions in connection with its Oncology Personnel performance. If, at any time, G1 has any other compliance-related concerns regarding the performance of any Oncology Personnel, G1’s Compliance Manager shall notify BI’s Compliance Manager of such concerns in writing and the Compliance Managers shall discuss and resolve such matters.

4.6Responsibility for BI Activity Costs and Expenses. Other than as expressly set out herein, BI shall be solely responsible for any and all costs and expenses incurred by BI or any of its Affiliates in connection with the conduct of the Promotion Services by the Oncology Personnel for the Product hereunder, including: (i) hiring and maintaining employees; (ii) conducting training and development activities; (iii) paying personnel expenses (e.g., salaries, bonuses, benefits, workers’ compensation premiums, unemployment insurance contributions and other payments required by Applicable Laws to be made on behalf of employees); (iv) fleet expenses; (v) technology expenses; (vi) travel, lodging and associated expenses (including those incurred in connection with attending any trainings); (vii) operations and overhead costs supporting its employees; (viii) routine sales and plan of action meetings and associated production costs; and (ix) funds for lunch-and-learns and local meetings displays/exhibits.

4.7Additional Indications.  In the event that G1 is considering partnering with a Third Party to promote or market Trilaciclib during the Term for any additional indications, G1 will discuss with BI in good faith an option for BI to co-promote Trilaciclib in the Territory for such additional indications, provided that G1 shall have no obligation to grant BI any rights with respect to any additional indications for Trilaciclib.

4.8Data Exchange.  Each Party shall, at its own cost, reasonably cooperate with the other to effectively share and exchange data in relation to Commercialization activities under this Agreement in accordance with the terms set forth in the attached Schedule C.

Article 5
REGULATORY, SAFETY AND SURVEILLANCE, COMMERCIAL MATTERS

5.1G1 Responsibility. As between the Parties, except as expressly set out herein, all regulatory matters regarding the Product shall be the responsibility of G1, including responsibility for all communications with Governmental Authorities, including but not limited to the FDA, related to the Product, and G1 shall have sole responsibility to seek and obtain any necessary approvals of any Product Labeling and the Promotional Materials used in connection with the Product, and for determining whether the same requires approval. As between the Parties, G1 shall be responsible for any reporting of matters regarding the manufacture, sale and promotion of the Product (including Adverse Events) to or with the FDA and other relevant Regulatory Authorities, in accordance with Applicable Laws. G1 shall maintain, at its cost, the Regulatory Approvals for the Product and shall comply with all Applicable Law relevant to the conduct of G1’s business with respect to the Product or pursuant to this Agreement, including, without limitation, all applicable requirements under the Act.

5.2BI Involvement. Except as expressly permitted herein, BI shall not, without G1’s prior written consent, correspond or communicate with the FDA or with any other Governmental Authority concerning the Product, or otherwise take any action concerning any Regulatory Approval or other authorization under which the Product is marketed or sold. If not prohibited by any Governmental Authority or Applicable Law, BI shall provide to G1, promptly upon receipt, copies of any communication from the FDA or other Governmental Authority related to the Product. If not prohibited by any Governmental Authority or Applicable Law, G1 has the right to review and comment on BI’s draft responses to any Governmental Authorities relevant to the Product prior to BI’s issuance of such response, and BI agrees to consider any comments and suggestions from G1 in good faith, provided such comments and suggestions would not violate Applicable Law.

5.3Inspections.

1.1.1

5.3.1If not prohibited by any Governmental Authority or Applicable Law, BI shall notify G1 immediately upon receipt of any notice of inspection or investigation by any Governmental Authority related to or that BI reasonably believes may impact any aspect of the Promotion Services. If not prohibited by any Governmental Authority or Applicable Law, G1 shall have the right to have a representative present at any such portion of the inspection involving any Promotion Services. In such cases, BI shall (a) keep G1 fully informed of the progress and status of any such inspection or investigation, (b) prior to undertaking any action pursuant to this Section 5.3.1, notify G1 of the inspection or investigation, and disclose to G1 in writing the Governmental Authorities’ assertions, findings and related results of such inspection or investigation pertaining to the Promotion Services, and (c) provide full disclosure to G1 with respect to any action undertaken or proposed to be undertaken pursuant to this Section 5.3.1 prior to acting as it pertains to the Promotion Services. In addition, if such findings or the Governmental Authority requests or suggests that BI should change any aspect of the Promotion Services, the Parties shall work together to make any such modification; provided, however, that notwithstanding anything to the contrary herein, BI shall not be required to engage in any Promotion Services to the extent any finding or Governmental Authority has requested or suggested that BI may not engage in such activity.

5.3.2If not prohibited by any Governmental Authority or Applicable Law, G1 shall notify BI immediately upon receipt of any notice of inspection or investigation by any Governmental Authority related to or that G1 reasonably believes may impact any aspect of the Promotion Services. In such cases, G1 shall (a) keep BI fully informed of the progress and status of any such inspection or investigation, (b) disclose to BI in writing the Governmental Authorities’ assertions, findings and related results of such inspection or investigation pertaining to the Product or its promotion, and (c) provide full disclosure to BI with respect to any action undertaken or proposed to be undertaken pursuant to this Section 5.3.2 prior to acting as it pertains to the Promotion Services. In addition, if such findings or the Governmental Authority requests or suggests that BI should change any aspect of the Promotion Services, the Parties shall work together to make any such modification; provided, however, that notwithstanding anything to the contrary herein, BI shall not be required to engage in any Promotion Services to the extent any finding or Governmental Authority has requested or suggested that BI may not engage in such activity.

5.4Pharmacovigilance. Subject to the terms of this Agreement, G1 and BI (under the guidance of their respective pharmacovigilance departments, or equivalent thereof) shall identify and finalize the responsibilities the Parties shall employ to protect patients and promote their well-being in a separate safety data exchange agreement (“Pharmacovigilance Agreement”). The Parties shall initiate negotiation of the Pharmacovigilance Agreement within [***] following the execution of this agreement, and conclude the Pharmacovigilance Agreement prior to Product launch. The Parties agree, that, such guidelines and procedures, as set forth in the Pharmacovigilance Agreement, shall provide that any Oncology Personnel or BI Affiliate that becomes aware of an Adverse Event shall follow all G1 policies and procedures regarding Adverse Event reporting, including G1’s Adverse Event Reporting standard operating procedure. G1 shall be responsible for providing Adverse Event training to BI for the Product prior to the Target Launch Date. The Pharmacovigilance Agreement shall provide that: (a) G1 shall be responsible for all pharmacovigilance activities regarding the Product, including signal detection, medical surveillance, risk management, medical literature review and monitoring, Adverse Event reporting and responses to Governmental Authority requests or enquiries, and shall provide information related thereto to BI, and (b) in the event BI receives safety information regarding the Product, or information regarding any safety-related regulatory request or inquiry, BI shall notify G1 as soon as practicable, but, in any event, within the timelines set forth in the Pharmacovigilance Agreement.

5.5Unsolicited Requests for Medical Information. BI shall direct to G1 any unsolicited requests for off-label medical information from health care professionals with respect to the Product promptly following receipt by BI (but in no event later than [***] after receipt). G1 shall, within [***] following receipt of any such request from BI, address any such requests directly to the health care professional, and thereafter, G1 shall use Commercially Reasonable Efforts to notify BI that such response was provided.

5.6Recalls and Market Withdrawals. As between the Parties, G1 shall have the sole right to determine whether to implement, and to implement, a recall, field alert, withdrawal or other corrective action related to the Product. G1 shall bear the cost and expense of any such recall, field alert, withdrawal or other corrective action. Each Party shall promptly (but in any case, not later than [***] after) notify the other Party in writing of any order, request or directive of a court or other Governmental Authority to recall or withdraw the Product. BI shall reasonably cooperate with G1 with any recall, field alert, withdrawal or other corrective action related to the Product by requiring that Oncology Personnel inform (a) prescribers of any such recall, field alert, withdrawal or corrective action, and (b) G1 of any relevant information related thereto following such prescriber discussions.

5.7Certain Reporting Responsibilities. Notwithstanding the foregoing provisions of this ARTICLE 5, each Party shall be responsible for its own federal, state and local government pricing reporting and payment transparency reporting in the Territory arising from its Product promotional activities and related expenditures pursuant to Applicable Law. It is the intention of the Parties that any payments and transfers of value by a Party, as such relate to the Product, shall constitute transfers of value by that Party and such Party shall be responsible for the reporting described in the immediately preceding sentence. However, if a Party is deemed to have provided any payments and transfers of value to a Third Party on behalf of the other Party as it relates to the Product, then such Party shall provide to the other Party, in a format reasonably acceptable to such other Party, the data and other information on a timely basis (i.e., in the case of manual reporting of such data and other information, within [***] following the end of each [***], and, in the case of automated reporting of such data and other information, on a periodic basis during each [***] as reasonably requested by such other Party) for such other Party’s reporting under the Physician Payments Sunshine Act and other Applicable Laws.

5.8Booking of Sales Revenues. G1 shall retain ownership of the rights to the Product and record on its books all revenues from sales of the Product. G1 shall be exclusively responsible for accepting and filling purchase orders, billing, and returns with respect to the Product. If BI receives an order for the Product, it shall promptly transmit such order to G1 (or its designee) for acceptance or rejection. G1 shall have sole responsibility for shipping, distribution and warehousing of the Product, and for the invoicing and billing of purchasers of the Product and for the collection of receivables resulting from the sales of the Product in the Territory.

5.9Returns. BI is not authorized to accept any Product returns. BI shall advise any customer who attempts to return any Product to BI (or its Affiliates) that such Product must be shipped by the customer to the facility designated by G1 from time to time (and in accordance with other instructions provided by G1). G1 shall provide to BI written instructions as to how BI should handle any Product that is actually physically returned to BI. BI shall take no other actions with respect to such return without the prior written consent of G1.

5.10Development; Manufacturing; Distribution; Marketing. G1 shall have the sole authority to Develop, Commercialize, manufacture, package, label, warehouse, sell and distribute the Product in the Territory. G1 shall use Commercially Reasonable Efforts to Develop and Commercialize at least one (1) Product in the Field in the Territory.  Following Regulatory Approval for the Product in the Field in the Territory, G1 shall use Commercially Reasonable Efforts to cause sufficient quantities of Product to be available in inventory to promptly fill orders throughout the Territory and otherwise meet the forecasted demand for Product in the Territory. If, despite such efforts, there is insufficient supply of

Product to meet demand, then G1 shall use Commercially Reasonable Efforts to promptly address such insufficiency. G1 shall contractually require (and shall use commercially reasonable efforts to enforce such contractual provisions) that all Product is manufactured, shipped, sold and distributed in accordance with all Product specifications and all Applicable Law and that its contract manufacturers or suppliers of Product operate their facilities in accordance with Applicable Law. G1 shall ensure that all Product Labeling complies with the applicable Regulatory Approval for the Product and Applicable Law. Other than as set forth in this Agreement, G1 shall be responsible for all marketing of the Product in the Territory.

Article 6
FINANCIAL PROVISIONS

6.1Start-Up Payment.  G1 shall pay BI an initial, non-refundable, start-up payment of [***] (the “Start-Up Payment”), which payment will cover the [***] of BI’s activities under the Pre-Launch Plan. The Start-Up Payment will be paid in two (2) equal installments on the following dates:

6.1.1[***] to be paid within [***] of [***], and

6.1.2 Subject to Section 11.2.8, [***] to be paid within [***].

6.2Additional Start-Up Payments.  G1 shall pay BI an additional start-up payment of [***] (the “Additional Start-Up Payment”) [***] beyond the [***] period of [***] until the [***], provided that, at the time of each such [***] payment, BI continues to conduct the activities under the Pre-Launch Plan.

6.3Sales Payment.

6.3.1Calculation of Sales Payment.

(a)Subject to Section 6.3.2, commencing with the [***] following the [***], as consideration for the Promotion Services performed by BI, G1 shall pay BI a promotion fee based on Net Sales of all Product in the Territory in each [***] during the Term (the “Sales Payment”), calculated as follows:

Contract Year 1: an amount equal to [***] of Annual SCLC Net Sales up to [***], plus an amount equal to [***] of Annual SCLC Net Sales exceeding [***]; but in no event an amount less than [***] for such Contract Year (the “Annual Floor”)

Contract Year 2: an amount equal to [***] of Annual SCLC Net Sales up to [***], plus an amount equal to [***] of Annual SCLC Net Sales exceeding [***]; but in no event an amount less than the Annual Floor

Contract Year 3: an amount equal to [***] of Annual SCLC Net Sales up to [***], plus an amount equal to [***] of Annual SCLC Net Sales exceeding [***]; but in no event an amount less than the Annual Floor

(b)G1 shall make the Sales Payments on a [***] basis during the applicable Contract Year, subject to a true-up payment at the end of each Contract Year if the Annual Floor has not been met (the “Annual Floor True-Up”). When a [***] includes two (2) [***], the Net Sales for any applicable month within such [***] that spans two (2) [***] will be allocated between the two (2) [***] on a pro-rata basis.

6.3.2Adjustment of Sales Payments. Notwithstanding the forgoing, if BI fails to deliver Qualifying Customer Engagements equal to at least [***] of the annual number of Qualifying Customer Engagements required under the Sales Plan for such Contract Year (the “Minimum Annual Threshold”), then (a) the Annual Floor will not apply for such Contract Year, (b) G1 will not be required to pay the Annual Floor True-Up (if any) for such Contract Year, and (c) BI will promptly refund to G1 an amount equal to the aggregate Sales Payments made for the applicable Contract Year multiplied by the actual percentage of Qualifying Customer Engagements not achieved. The [***] of the Qualifying Customer Engagements not achieved will be calculated by dividing the number of uncompleted Qualifying Customer Engagements by the total Qualifying Customer Engagements in the Promotion Plan as set forth in Schedule B.

6.4Periodic Reports; Payments.

6.4.1[***] Reports and Payments. Within [***] after the end of each [***] during the Term, G1 shall provide to BI a written report setting forth in reasonable detail the calculation of the Net Sales for such [***] and the Sales Payment payable in respect of such Net Sales in accordance with Section 6.3. Within [***] after the end of each [***] during the Term, G1 shall pay to BI the portion of the promotion fee payable in respect of such Net Sales.

6.4.2[***] Estimate Reports. Within [***] of the end of each [***] within each [***], G1 shall provide to BI a written report setting forth G1’s good faith estimate of the Net Sales for such [***]. The Parties acknowledge and agree that the [***] reports shall only set forth G1’s good faith estimates of the items contained therein and are being provided to BI for information purposes only and shall not be determinative of the any amounts due hereunder.

6.4.3Payment Adjustments. If new information becomes available after the close of a [***] under the process described in Section 6.4.1 that would adjust the amount of recognized Net Sales or payments under this Agreement, such adjustments shall be made in the [***] they become available. Additions and deductions in payments resulting from any adjustments shall be applied to the next regularly scheduled [***] payment.

6.4.4Disputes. Promptly upon receipt of the [***] reports described in this Section 6.4.4, BI shall review such reports and, in the event that BI disputes any of the items described in such report, BI shall promptly notify G1 of any such disputes within [***] of receipt of the applicable report. The Parties shall meet promptly thereafter to attempt to resolve such disputes.

6.4.5Manner of Payment. All payments under this Agreement shall be made in US Dollars by wire transfer or Automated Clearing House to a bank account designated in writing by BI or G1, as applicable, which shall be designated at least [***] before such payment is due.

6.4.6Late Payments. If BI does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to BI from the due date until the date of payment at the [***] published in the Wall Street Journal on the due date [***] or the maximum rate allowable by Applicable Law, whichever is less. For clarity, any payments due from adjustments under Section 6.4.3 shall not be considered late payments.

6.5Taxes. To the extent G1 is required to deduct and withhold taxes from any payment to BI, G1 shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to BI an official tax receipt or other evidence of timely payment sufficient to enable BI to claim the payment of such taxes as a deduction or tax credit. Prior to any payments being made to BI under this agreement, BI shall provide to G1 any tax forms that may be reasonably necessary in order for G1 to not withhold tax and G1 shall dispense with withholding, as applicable. G1 shall provide BI with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of any withholding taxes deducted from payments to BI in any event.

6.6Recordkeeping. Each Party shall maintain complete and accurate books and records in sufficient detail, in accordance with GAAP (to the extent applicable and in accordance with the Agreement) and all Applicable Law, to enable verification of the performance of such Party’s obligations under this Agreement and any payments due to a Party under this Agreement. Unless otherwise specified herein, the books and records for a given Fiscal Year of the Term shall be maintained for a period of [***] after the end of such Fiscal Year or longer if required by Applicable Law.

6.7BI Rights. BI shall have the right, at its own expense, during normal business hours and upon reasonable prior notice, through an independent certified public accountant reasonably acceptable to G1, and upon execution of a confidentiality agreement reasonably satisfactory to G1 in form and substance, to inspect the applicable records and books maintained by G1 solely for purposes of verifying the accuracy of Net Sales amounts reported by G1 pursuant to Section 6.4.1 hereof and the fees payable by G1 to BI under this Agreement in respect of such amounts. For clarity, such inspection right described in this Section 6.7 shall be limited to only those books and records of payment reports and amounts owed to BI as a result of G1’s achievement of Net Sales of the Product in the Territory under this Agreement and (i) may be conducted no more than [***], and (ii) may only cover the most recently completed [***]. Disputes, if any, must be submitted to G1 within [***] after the completion of such inspection. G1 shall reasonably cooperate in any such inspection or audit conducted by BI. BI shall treat all information subject to review under this Section 6.7 in accordance with the confidentiality provisions of this Agreement.

Article 7
INTELLECTUAL PROPERTY

7.1Ownership of Intellectual Property.

7.1.1BI Property. G1 acknowledges that BI owns or is licensed to use certain Know-How relating to proprietary sales and marketing information, methods and plans that has been independently developed or licensed by BI (such Know-How, the “BI Property”). The Parties agree that any improvement, enhancement or modification made, discovered, conceived, or reduced to practice by BI to any BI Property in performing its activities pursuant to this Agreement shall be deemed BI Property, and shall be the Confidential Information of BI.

7.1.2G1 Property. G1 shall have and retain sole and exclusive right, title and interest in and to all Intellectual Property that is (a) owned or controlled by G1 as of the Effective Date, (b) made, discovered, conceived, reduced to practice or generated by G1 (or its employees or representatives) during the Term, or (c) made, discovered, conceived, reduced to practice or generated by BI (or its employees or representatives) in performing its activities pursuant to this Agreement other than the BI Property, and any such Intellectual Property shall be deemed the Confidential Information of G1.

7.2Title to Trademarks and Copyrights. The ownership, and all goodwill from the use, of any G1 Trademarks and Copyrights shall at all times vest in and inure to the benefit of G1, and BI shall assign, and hereby does assign, any rights it may have in the foregoing to G1. BI shall not, directly or indirectly, adopt, apply for or acquire any trademarks, trade names, or domain names that include or are confusingly similar to any of the G1 Trademarks and Copyrights.

7.3Protection of Trademarks and Copyrights. As between the Parties, G1 shall have the sole right (but not the obligation), as determined by G1 in its sole discretion, to (a) maintain the G1 Trademarks and Copyrights and (b) protect, enforce and defend the G1 Trademarks and Copyrights. BI shall give notice to G1 of any infringement of, or challenge to, the validity or enforceability of the G1 Trademarks and Copyrights promptly after learning of such infringement or challenge. If G1 institutes an action against Third Party infringers or takes action to defend the G1 Trademarks and Copyrights, BI shall reasonably cooperate with G1, at [***] cost and expense. Any recovery obtained by G1 as a result of such proceeding or other actions, whether obtained by settlement or otherwise, shall be retained by G1. BI shall not have any right to institute any action to defend or enforce the G1 Trademarks and Copyrights.

7.4Protection of Patent Rights. As between the Parties, G1 shall have the sole right (but not the obligation), as determined by G1 in its sole discretion, to (a) prosecute and maintain the G1 Patent Rights and (b) protect, enforce and defend the G1 Patent Rights. BI shall give notice to G1 of any misappropriation or infringement of, or challenge to, the validity or enforceability of the G1 Patent Rights promptly after learning of such misappropriation or infringement or challenge. If G1 institutes an action against Third Party infringers or takes action to stop the misappropriation or infringement of the G1 Patent Rights, BI shall reasonably cooperate with G1, at [***] cost and expense. Any recovery obtained by G1 as a result of such proceeding or other actions, whether obtained by settlement or otherwise, shall be retained by G1. BI shall not have any right to institute any action to defend or enforce the G1 Patent Rights.

7.5Disclosure of Know-How. Subject to the provisions of this Article 7, the Parties hereby agree and acknowledge that to the extent that either Party hereto has disclosed, or in the future discloses, to the other Party any Know-How or other Intellectual Property of such Party or its Affiliates pursuant to this Agreement, the other Party shall not acquire any ownership rights in such Know-How or other Intellectual Property by virtue of this Agreement or otherwise, and as between the Parties, all ownership rights therein shall remain with the disclosing Party (or its Affiliate).

Article 8
CONFIDENTIALITY

8.1Confidential Information.

8.1.1Confidentiality and Non-Use. Each Party agrees that, during the Term and for a period of [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of its rights or performance of any obligations hereunder) any Confidential Information furnished to it by or on behalf of the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. Without limiting the foregoing, each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its employees, agents, consultants and contractors do not disclose or make any unauthorized use of such Confidential Information. Each Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of the other’s Confidential Information. Any and all information and materials disclosed by a Party pursuant to the Confidentiality Agreements shall be deemed Confidential Information disclosed pursuant to this Agreement. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent tangible evidence:

(a)was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure to the receiving Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement;

(d)was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party (or its Affiliate); or

(e)was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application, use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

8.1.2Authorized Disclosure. Notwithstanding the obligations set forth in Section 8.1.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)such disclosure is reasonably necessary (x) to comply with the requirements of Governmental Authorities; or (y) for the prosecuting or defending litigation as contemplated by this Agreement;

(b)such disclosure is reasonably necessary to its Affiliates, employees, agents, consultants and contractors on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by obligations of confidentiality and non-use consistent with those contained in this Agreement and the disclosing Party shall be liable for any failures of such disclosees to abide by such obligations of confidentiality and non-use; or

(c)such disclosure is reasonably necessary to comply with Applicable Laws, including regulations promulgated by applicable securities exchanges, court order, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.1.2(a) or 8.1.2(c), such Party shall, if permitted, promptly notify the other Party of such required disclosure and shall use reasonable efforts to assist the other Party (at the other Party’s cost) in obtaining, a protective order preventing or limiting the required disclosure.

8.2Public Announcements. No public announcement or statements (including presentations to investor meetings and customer updates) concerning the existence of or terms of this Agreement or incorporating the marks of the other Party or their respective Affiliates shall be made, either directly or indirectly, by either Party or a Party’s Affiliates, without first obtaining the written approval of the other Party and agreement upon the nature, text and timing of such announcement or disclosure. The Parties agree that the Parties have the right to issue a joint communication / press release within sixty (60) days following the Effective Date of this Agreement, in a form to be agreed upon by the Parties. Neither Party may issue any other public announcement or press release relating to this agreement without the written approval of the other Party, which shall include the written approval of the content of such press release or public announcement. For clarity, the Parties agree that after a press release pursuant to this Section 8.2 hereof, the Parties may make subsequent public disclosures, disclosing the same content without having to again follow the procedures set forth herein; provided such information remains accurate as of such time. For clarity, the approval to issue a public announcement in addition to the initial press release referred to in the first sentence of this Section 8.2 does not imply any approval of the content of any subsequent public announcements. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other Governmental Authorities, including requests for confidential treatment of proprietary information of either Party included in any such disclosure. Once any written statement is approved for disclosure by the Parties or information is otherwise made public in accordance with this Section 8.2, either Party may make a subsequent public disclosure of the same contents of such statement in the same context as such statement without further approval of the other Party. Notwithstanding anything to the contrary contained herein, in no event shall either Party disclose any financial information of the other without the prior written consent of such other Party, unless such financial information already has been publicly disclosed by the Party owning the financial information or otherwise has been made part of the public domain by no breach of a Party of its obligations under this ARTICLE 8.

Article 9
REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS

9.1Representations and Warranties of G1. G1 represents and warrants to BI as of the Effective Date that:

9.1.1it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

9.1.2the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action;

9.1.3it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

9.1.4this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

9.1.5the execution, delivery and performance of this Agreement by G1 does not require the consent of any Person (including under any agreement with a Third Party) or the authorization of (by notice or otherwise) any Governmental Authority including the FDA;

9.1.6there is no action, suit or proceeding pending or, to the knowledge of G1, threatened, against G1 or any of its Affiliates, or to the knowledge of G1, any Third Party acting on their behalf, which would be reasonably expected to impair, restrict or prohibit the ability of G1 or BI to perform its obligations and enjoy the benefits of this Agreement;

9.1.7it has no knowledge of any information relating to the safety or efficacy of the Product or any communications with any Governmental Authority, which would reasonably be expected to materially impair, restrict, prohibit or affect G1’s ability to perform its obligations and enjoy the benefits of this Agreement;

9.1.8it is in compliance in all material respects with all Applicable Laws applicable to the subject matter of this Agreement;

9.1.9it is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction agreement (including any outstanding order, judgment or decree of any court or administrative agency) which in any way limits or conflicts with its ability to execute and deliver this Agreement and to fulfill any of its obligations under this Agreement;

9.1.10neither G1 nor any of its personnel (a) have been debarred under the 21 U.S.C. § 335a, (b) are excluded, debarred, suspended, or otherwise ineligible to participate in the federal health care programs or in federal procurement or nonprocurement programs, (c) are convicted of a criminal offense that falls within the ambit of the federal statute providing for mandatory exclusion from participation in federal health care programs but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in those programs, (d) are listed on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (e) are listed on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov). If, during the Term, G1 or any of its personnel becomes or is the subject of a proceeding that could lead to, as applicable, (i) debarment under 21 U.S.C. § 335a, (ii) exclusion, debarment, suspension or ineligibility to participate in the federal health care programs or in federal procurement or nonprocurement programs, (iii) convicted (or conviction) of a criminal offense that falls within the ambit of the federal statute providing for mandatory exclusion from participation in federal healthcare programs, (iv) listed (or listing) on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (v) listed (or listing) on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov), G1 shall immediately notify BI, and BI shall have the option to prohibit such Person from performing work relating to this Agreement or the Product; and

9.1.11the Product Materials provided by G1 to BI for the conduct of Promotion Services are, and shall be, compliant with the Regulatory Approval for the Product, the Product Labeling and Applicable Law.

9.2Representations and Warranties of BI. BI represents and warrants to G1 as of the Effective Date that:

9.2.1it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

9.2.2the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action;

9.2.3it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

9.2.4this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

9.2.5the execution, delivery and performance of this Agreement by BI does not require the consent of any Person or the authorization of (by notice or otherwise) any Governmental Authority or the FDA;

9.2.6there is no action, suit or proceeding pending or, to the knowledge of BI, threatened, against BI or any of its Affiliates, or to the knowledge of BI, any Third Party acting on their behalf, which would be reasonably expected to impair, restrict or prohibit the ability of G1 or BI to perform its obligations and enjoy the benefits of this Agreement;

9.2.7it is in compliance in all material respects with all Applicable Laws applicable to the subject matter of this Agreement;

9.2.8it is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction agreement (including any outstanding order, judgment or decree of any court or administrative agency) which in any way limits or conflicts with its ability to execute and deliver this Agreement and to fulfill any of its obligations under this Agreement;

9.2.9it has no knowledge of any information relating to any communications with any Governmental Authority, which would reasonably be expected to materially impair, restrict, prohibit or affect BI’s ability to perform its obligations and enjoy the benefits of this Agreement;

9.2.10neither BI nor any of its personnel (a) have been debarred under the 21 U.S.C. § 335a, (b) are excluded, debarred, suspended, or otherwise ineligible to participate in the federal health care programs or in Federal procurement or nonprocurement programs, (c) are convicted of a criminal offense that falls within the ambit of the federal statute providing for mandatory exclusion from participation in federal health care programs but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in those programs, (d) are listed on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (e) are listed on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov). If, during the Term, BI or any of its personnel become or are the subject of a proceeding that could lead to, as applicable, (i) debarment under 21 U.S.C. § 335a, (ii) exclusion, debarment, suspension or ineligibility to participate in the federal health care programs or in Federal procurement or nonprocurement programs, (iii) convicted (or conviction) of a criminal offense that falls within the ambit of the federal statute providing for mandatory exclusion from participation in federal healthcare programs, (iv) listed (or listing) on the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://oig.hhs.gov) or (v) listed (or listing) on the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at hhtp://epls.arnet.gov), BI shall immediately notify G1, and G1 shall have the option to prohibit such Person from performing work under this Agreement.

9.3Disclaimer of Warranty. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 4.3.7, SECTION 9.1, AND SECTION 9.2, G1 (AND ITS AFFILIATES) AND BI (AND ITS AFFILIATES) MAKE NO REPRESENTATIONS AND NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND G1 (AND ITS AFFILIATES) AND BI (AND ITS AFFILIATES) EACH SPECIFICALLY DISCLAIM ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR

PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY INTELLECTUAL PROPERTY OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Article 10
INDEMNIFICATION; LIMITATIONS ON LIABILITY

10.1Indemnification by G1. G1 shall defend, indemnify and hold harmless BI and its Affiliates and its and their respective officers, directors, employees, agents, representatives, successors and assigns from and against Third Party Claims, to the extent incurred or suffered by any of them to the extent resulting from or arising out of (a) any misrepresentation or breach of any representations, warranties, agreements or covenants of G1 under this Agreement, (b) negligence, willful misconduct or violation of Applicable Laws by G1 (or any of its Affiliates or its or their respective officers, directors, employees, agents or representatives), (c) the misappropriation or infringement of the intellectual property rights of any Third Party in connection with the Product, including from the use of the G1 Trademarks and Copyrights on Product Labeling or Product Materials in accordance with this Agreement, or (d) the Development and Commercialization of the Product by or on behalf of G1, its Affiliates and any of their respective licensees, including the death or personal injury to any person related to use of the Product; except in each case to the extent any such Claims, and all associated Losses, are caused by an item for which BI is obligated to indemnify G1 pursuant to Section 10.2.

10.2Indemnification by BI. BI shall defend, indemnify and hold harmless G1 and its Affiliates and its and their respective officers, directors, employees, agents, representatives, successors and assigns from and against all Third Party Claims, to the extent incurred or suffered by any of them to the extent resulting from or arising out of (a) any misrepresentation or breach of any representations, warranties, agreements or covenants of BI under this Agreement, (b) negligence, willful misconduct, or violation of Applicable Laws by BI (or any of its Affiliates or its and their respective officers, directors, employees, agents or representatives) (c) any off-label Promotion Services by BI related to the Product (except for Promotion Services expressly required under the Promotion Plan) , (d) the misappropriation or infringement of the intellectual property rights of any Third Party in connection with BI’s performance of the Promotion Services, or (e) labor disputes, Equal Employment Opportunity Commission charges or employment-related claims arising from or related to BI’s employees; except in each case to the extent any such Claims, and all associated Losses, are caused by an item for which G1 is obligated to indemnify BI pursuant to Section 10.1.

10.3Indemnification Procedures. The Party seeking indemnification under Section 10.1 or 10.2, as applicable (the “Indemnified Party”) shall give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion or commencement of any Claim in respect of which indemnity may be sought under Section 10.1 or 10.2, as applicable, and shall provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to give such notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall assume and control the defense and settlement of any such action, suit or proceeding at its own expense; provided, however, if the Indemnified Party is G1, it shall assume and control the defense and settlement of any such action, suit or proceeding. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in such defense, at the Indemnifying Party’s expense. The Indemnified Party shall be entitled at its own expense to participate in such defense and to employ separate counsel for such purpose. For so long as the Indemnifying Party is diligently defending any proceeding pursuant to this Section 10.3, the Indemnifying Party shall not be liable under Section 10.1 or 10.2, as applicable, for any settlement effected without its consent. No Party shall enter into any compromise or settlement which commits the other Party to take, or to forbear to take, any action without the other Party’s prior written consent (unless such compromise or settlement includes no payments by the Indemnified Party, an unconditional release of, and no admission of liability by, the Indemnified Party from all liability in respect of such Claim).

10.4Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN (OTHER THAN AS SET FORTH IN THE SECOND SENTENCE OF THIS SECTION 10.4), IN NO EVENT SHALL G1 (OR ITS AFFILIATES) OR BI (OR ITS AFFILIATES) BE LIABLE TO THE OTHER OR ANY OF THE OTHER PARTY’S AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SENTENCE SHALL NOT LIMIT (1) THE OBLIGATIONS [***], OR (2) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF [***] AND THE [***].

10.5Insurance. Without limiting its indemnification obligations under this Agreement, the Parties agree to maintain in effect at all times during the Term, at each Party’s sole expense, the following minimum insurance coverage: (a) Statutory Workers’ Compensation, and Employer’s Liability Insurance in an amount of not less than [***] per accident; (b) Commercial General Liability Insurance in an amount of not less than [***] per occurrence and [***] annual aggregate; and (c) for any automobiles used in connection with the performance of Promotion Services, Commercial Automobile Liability Insurance with a combined single limit for bodily injury and property damage for the sum of not less than [***] each accident. Additionally, G1 shall maintain Products Liability Insurance in an amount of not less than [***] per claim in which policy BI shall be named as an additional insured. All certificate holders be given at least [***] prior written notice of any cancellation, non-renewal or termination of any of the above insurance policies.  All of the foregoing coverage shall be provided by an insurance company that is duly licensed and has a minimum A.M. Best rating of A-VIII.

Article 11
TERM AND TERMINATION

11.1Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated as provided in this ARTICLE 11, will terminate on the third (3rd) anniversary of the First Commercial Sale (the “Term”), provided that the Parties may mutually agree in writing to extend the Term pursuant to Section 12.8.

11.2Early Termination. A Party shall have the right to terminate this Agreement before the end of the Term as follows:

11.2.1by a Party upon written notice to the other Party in the event of a material breach of this Agreement by such other Party where such breach is not cured (if able to be cured) [***] following such other Party’s receipt of written notice of such breach (and any such termination shall become effective at the end of such [***] period unless the breaching Party has cured such breach prior to the expiration of such [***] period);

11.2.2by either Party upon written notice to the other Party if the Product has not obtained Regulatory Approval from the FDA by September 30, 2021;

11.2.3by either Party upon [***] written notice to the other Party following the withdrawal of the Product from the market by G1 (or the decision by G1 to withdraw the Product from the market) due to (a) any decision, judgment, ruling or other requirement of the FDA, or (b) material safety concern;

11.2.4by BI for convenience (for any reason or no reason), upon [***] prior written notice to G1, which notice may only be given after the [***] of the [***] of the Product in the Territory such that the effective date of termination may not occur prior to the [***] of the [***] of the Product in the Territory;

11.2.5by BI at its sole discretion upon [***] written notice to G1 in the event of a Change of Control of G1;

11.2.6by BI at its sole discretion upon written notice to G1 if the First Commercial Sale has not occurred by September 30, 2021;

11.2.7by G1 for convenience (for any reason or no reason), upon [***] prior written notice to BI given any time after the Effective Date;

11.2.8by G1 upon written notice to BI if G1 receives feedback from a Regulatory Authority that G1 reasonably believes, in good faith, indicates that FDA is unlikely to approve the NDA, which NDA was submitted to the FDA in June 2020; and

11.2.9by a Party immediately upon written notice to the other Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings with respect to such other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by such other Party, or in the event a receiver or custodian is appointed for such other Party’s business or a substantial portion of such other Party’s business is subject to attachment or similar process; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

11.3Effects of Termination.

11.3.1Cessation of Use and Return of Materials. Upon the expiration or effective date of termination of this Agreement, (a) all rights and obligations of both Parties hereunder shall immediately terminate, subject to any survival as set forth in Section 11.3.5, (b) BI, at G1’s direction, shall immediately return to G1 or destroy in accordance with all Applicable Laws all Product Materials, reports and other tangible items provided by or on behalf of G1 to BI or otherwise developed or obtained by BI pursuant to the terms of this Agreement (other than BI Property) (and at the request of G1, BI shall certify destruction of such materials if BI does not to return such materials to G1), (c) BI shall immediately cease all Promotion Services with respect to the Product, and (d) each of G1 and BI shall, at the other Party’s direction, either return to such other Party or destroy all Confidential Information of such other Party.

11.3.2Limited Right to Retain Confidential Information. Notwithstanding the foregoing, each Party may retain archival copies of any Confidential Information to the extent required by law, regulation or professional standards or copies of Confidential Information created pursuant to the automatic backing-up of electronic files where the delivery or destruction of such files would cause undue hardship to the receiving Party, so long as any such archival or electronic file back-up copies are accessible only to its legal or IT personnel, provided that such Confidential Information shall continue to be subject to the terms of this Agreement.

11.3.3Sales Payments. Upon any termination or expiration of this Agreement, G1 shall pay BI a pro-rated Sales Payment for sales achieved as of such effective date of termination, at the percentage of Annual SCLC Net Sales applicable for such Contract Year (including a pro-rated Annual Floor payment if applicable).

11.3.4Other Payment Obligations Upon Termination. Notwithstanding Section 11.3.3:

(a)if this Agreement is (i) terminated by G1 for convenience pursuant to Section 11.2.7, or (ii) terminated by BI in the event of a Change of Control of G1 pursuant to Section 11.2.5 that occurs [***], then, in each case ((i) and (ii)), G1’s Annual Floor obligations will end on the effective date of such termination but G1 will pay BI: (A) [***] of the remaining Sales Payments actually achieved during the [***] if such termination notice is provided during the [***] of the Term or (B) [***] of the remaining Sales Payments actually achieved during the [***] if such termination notice is provided after the [***] of the Term; and

(b)if this Agreement is terminated for any reason other than the reasons set forth in Section 11.3.4(a)(i) and Section 11.3.4(a)(ii), then G1’s Annual Floor obligations will end on the effective date of such termination and G1 will have no further payment obligations that accrue following such effective date of termination; provided that this Section 11.3.4(b) shall not be construed to limit the amount of damages available to either Party in the event that this Agreement is terminated by a Party for any material breach by the other Party pursuant to Section 11.2.1.

11.3.5Survival. Termination or expiration of this Agreement shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration. Notwithstanding any expiration or termination of this Agreement, such expiration or termination shall not relieve any Party from obligations which are expressly or by implication intended to survive expiration or termination, including Sections 2.3, 4.4.2, 5.7, 5.9, 10.1, 10.2, 10.3, 10.4, 11.3 and, Articles 7, 8 and 12 (to the extent applicable to implementation of the survival of the preceding Sections and Articles).

11.3.6Transition Plan.  [***] prior to the expiration of this Agreement, each Party shall nominate a transition manager, and the transition managers will work together in good faith to develop a transition plan that facilitates an organized transition of activities performed by BI hereunder to G1 (the “Transition Plan”), which Transition Plan shall include the introduction of key customers to G1 and an orientation briefing on customers and accounts by the Oncology Sales Consultants in the Territory. [***] prior to the expiration of this Agreement, the transition managers will submit the Transition Plan to the JPC for approval.  [***] prior to the expiration of this Agreement, the Parties will reasonably cooperate to begin implementing the Transition Plan.

Article 12
MISCELLANEOUS

12.1Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (other than any failure to make payments owed under this Agreement) to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances and re-commence its performance hereunder as soon as practicable.

12.2Assignment. Except as provided in this Section 12.2, this Agreement may not be assigned or otherwise transferred, nor may any rights or obligations hereunder be assigned or transferred, by either Party, without the written consent of the other Party (such consent not to be unreasonably withheld); provided that a merger, sale of stock or comparable transaction shall not constitute an assignment. In the event either Party desires to make such an assignment or other transfer of this Agreement or any rights or obligations hereunder, such Party shall deliver a written notice to the other Party requesting the other Party’s written consent in accordance with this Section 12.2, and the other Party shall provide such Party written notice of its determination whether to provide such written consent within [***] following its receipt of such written notice from such Party. Notwithstanding the foregoing, (a) either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate; and (b) G1 may assign this Agreement to a successor in interest in connection with the sale or other transfer of all or substantially all of such Party’s assets or rights relating to the Product; provided that such assignee shall remain subject to all of the terms and conditions hereof in all respects and shall assume all obligations of G1 hereunder whether accruing before or after such assignment. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Any attempted assignment not in accordance with this Section 12.2 shall be void. This Agreement shall be binding on, and inure to the benefit of, each Party, and its permitted successors and assigns.

12.3Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.4Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by e-mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier, or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to G1, to:	G1 Therapeutics, Inc.

700 Park Offices Drive

Suite 200

Research Triangle Park, NC 27709
Attention: Chief Business Officer
E-Mail: [***]

With a copy to:

G1 Therapeutics, Inc.

700 Park Offices Drive

Suite 200

Research Triangle Park, NC 27709
Attention: General Counsel
E-Mail: [***]

if to BI, to:	Boehringer Ingelheim Pharmaceuticals, Inc.

900 Ridgebury Road,

Ridgefield, CT 06877
Attention: Senior Vice President of Specialty Care

E-mail: [***]

With a copy to:

Boehringer Ingelheim Pharmaceuticals, Inc.

900 Ridgebury Road,

Ridgefield, CT 06877
Attention: General Counsel

Email: [***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by mail.

12.5Governing Law. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely in such state, including its statutes of limitation but without giving effect to the conflict of law principles thereof.

12.6Dispute Resolution. If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith that (a) is expressly reserved for resolution pursuant to this Section 12.6 or (b) is outside of the decision-making authority of the JPC pursuant to Section 3.4 (a “Dispute”), then the Dispute shall be submitted to and finally settled by binding arbitration by JAMS under its Comprehensive Arbitration Rules and Procedures. A Dispute settled by an arbitrator shall be conducted by [***] arbitrators, each having ten years of experience in the pharmaceutical industry and also shall have served as an arbitrator at least three times prior to their service as an arbitrator in this arbitration. Within [***] of commencement of an arbitration each Party shall select [***] arbitrator and together select a [***] arbitrator who shall serve as a neutral arbitrator. The [***] designated arbitrators shall select a [***] neutral arbitrator within [***] of their selection if the Parties cannot agree on the [***] arbitrator. If the [***] arbitrators cannot agree on selection of a [***] arbitrator within [***] of their appointment, JAMS shall do so in accordance with its rules. The fees of the arbitrator(s) and JAMS shall be paid by the losing Party, which shall be designated by the arbitrator(s). If the arbitrator(s) is unable to designate a losing Party, it shall so state and the fees shall be split equally by the Parties. The arbitrator(s) is hereby empowered to award any monetary remedy allowed by Applicable Law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim or interlocutor relief, provided the arbitrator(s) shall not be permitted to award any equitable remedies, including injunctive relief. Notwithstanding any provision of this Agreement to the contrary, the Parties reserve the right to (a) pursue actions of equitable remedies, including injunctive relief, exclusively in the federal and state courts located in Wilmington, Delaware, including actions for the purposes of an order to compel arbitration, for preliminary relief in aid of arbitration and for a injunctive or equitable relief to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrators, and (b) to pursue actions for the enforcement of any monetary remedy issued pursuant to this Section 12.6 in any court of competent jurisdiction in the Territory.

12.7Entire Agreement; Amendments. This Agreement, together with the Schedules hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof (including the Confidentiality Agreements, but solely with respect to information which is deemed Confidential Information hereunder) are superseded by the terms of this Agreement. The Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

12.8Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

12.9Independent Contractors. It is expressly agreed that BI and G1 shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither BI nor G1 shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

12.10Third Party Beneficiaries. Except as set forth in ARTICLE 10, no Person other than G1 and BI (and their respective Affiliates and permitted successors and assignees hereunder) shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

12.11Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

12.12Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.13Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

12.14Use of Names. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.

12.15Further Actions and Documents. Each Party agrees to execute, acknowledge and deliver all such further instruments, and to do all such further acts, as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

12.16Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Schedule shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, or Schedule, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” (or “includes without limitations”), and (e) references to any Articles or Sections include Sections and subsections that are part of the references’ Article or Section (e.g., a section numbered “Section 2.2.1” would be part of “Section 2.2”, and references to “ARTICLE 2” or “Section 2.2” would refer to material contained in the subsection described as “Section 2.2.1”).

12.17Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile or electronic mail (including pdf) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes and shall have the same force and effect as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

G1 THERAPEUTICS, INC.

By: /s/ Mark Velleca

Name:  Mark Velleca
Title:  Chief Executive Officer

BOEHRINGER INGELHEIM PHARMACEUTICALS, INC.

By: /s/ Jean-Michel Boers

Name: Jean-Michel Boers
Title: President

BOEHRINGER INGELHEIM PHARMACEUTICALS, INC.

By: /s/ Sheila Denton

Name: Sheila Denton
Title: General Counsel

[Signature Page to Co-Promotion Agreement]

All exhibits and schedules referred to in this Agreement have been omitted.  Copies of any omitted exhibit or schedule will be provided to the U.S. Securities and Exchange Commission upon request.